EXHIBT 99.1

US Farms, Inc. Announces LOI to Purchase Phytoceutical, Inc.

Monday December 8, 7:00 am ET

US Farms, Inc. to Leverage Its Current Farming and Nursery Operations Into the $4 Billion US Market for BPH Products

SAN DIEGO, CA--(MARKET WIRE)--Dec 8, 2008 -- US Farms, Inc. (OTC BB:USFM.OB - News), a diversified commercial farming and nursery company today announced that it has signed a non-exclusive Letter of Intent to acquire Phytoceutical, Inc. of San Diego, California. This acquisition, once completed, will allow US Farms, Inc. to enter into the growing, manufacturing, marketing and sales of Epilobium based consumer products. US Farms, Inc. will begin production on the Epilobium herb at its Southern California greenhouse facilities effective immediately. This transaction is subject to continued due diligence and has a 90 day closing period.

Epilobium is not a new herb. It has been celebrated for its health successes throughout Europe for decades, and has just recently been "rediscovered" as a potent treatment for a variety of male and female maladies. Attention was originally focused on Epilobium for its beneficial effects regarding prostate health for men, and urinary tract health for women. The use of Epilobium (Family Onagraceae) was widespread in Central and Eastern Europe as well as in certain areas of North America for centuries to treat these maladies. This pleasant herb, used as a tea, was first highly recommended by Austrian herbalist, Maria Treben, for ailing men who were suffering with prostate abnormalities. Epilobium has been and continues to be the subject of numerous studies throughout Europe. Upon further study, it was learned that Epilobium is far more potent than Saw Palmetto and has similar, yet more powerful effects for blocking dihydrotestosterone (DHT), the common cause of enlarged prostate and hair loss.

In traditional herbal medicine, Epilobium had proven to have antibacterial, anti-inflammatory, antimicrobial and antioxidant properties. It has been used successfully for bladder health maintenance, male health maintenance, hormonal imbalances, and urinary system health.

In 2003, The Journal of Pharmacy and Pharmacology published results of an Epilobium-relevant study led by Annabella Vitalone, PhD. The study specifically addresses the use of Epilobium in treating benign prostate hyperplasia (BPH). A non-cancerous enlargement of the prostate gland, BPH is generally considered to be a normal part of the male aging process with cell proliferation traced to age-related changes in hormone balance and cell-growth factors.

In this transaction, US Farms, Inc. will be acquiring 100% of the stock issued and outstanding of Phytoceutical, Inc.

Bob Jacquet, CEO of Phytoceutical, Inc. commented, "We are very pleased to be working with US Farms, Inc. and its management team. The infrastructure that US Farms, Inc. brings to the table with its greenhouses and farming facilities in place, only enhances the big picture in terms of our larger scale growing capacity of the Epilobium herb and also to aggressively move the sales and marketing side of our Epilobium based products to the next level."

Yan K. Skwara, CEO of US Farms, Inc. stated, "When consummated, this transaction will enable US Farms, Inc. to leverage its current farming and nursery operations into a vertically integrated player in the $4 billion US market for BPH products. Growing multiple plants, crops and herbs and turning those products into a final end product for consumers is our cookie cutter process that we will continue to build on as we enter the 2009 campaign. In the past few years, we have shown what can be done with Aloe Vera crop and now with the Epilobium herb, we can certainly enhance our fundamental business while continuing to vertically integrate to increase our future sales and earnings."

About Phytoceutical, Inc.

Phytoceutical, Inc. is headquartered in San Diego, California, and since 2006, its corporate purpose is to develop, manufacture and market "lifestyle pharmaceutical" products. The company's mission is to be the leading provider of over-the-counter (OTC) Epilobium-based "lifestyle pharmaceutical" products by providing the highest efficacy rate with no known side effects.

Phytoceutical, Inc. has positioned itself on the cutting edge of research for Epilobium and has developed a strong foundation for its intellectual property.

For more information on Phytoceutical, Inc., please visit http://www.epilobium.com.

About US Farms, Inc.

US Farms, Inc. is a diversified commercial Farming and Nursery company. The company grows markets and distributes horticultural products through a number of wholly owned subsidiaries. The horticultural products are sold through supermarkets, home centers, retail merchandisers, garden centers, re-wholesalers, and landscapers throughout the United States and Canada. Through internal growth and strategic acquisitions the company is expanding its market share in its nursery and specialty produce businesses. Currently the company has subsidiaries, which provide a full range of products including Aloe Vera, Cactus, Succulents, Jade, Rare and Exotic Palm Trees and Cycads along with Produce products that include Aloe Vera, Asparagus, Tomatoes and Garlic.

For more information on US Farms, Inc., please visit http://www.usfarmsinc.com. US Farms, Inc. is publicly traded on the over-the-counter market under the ticker symbol USFM.

Safe Harbor

Forward-looking statement: Except for historical information, this press release contains forward-looking statements, which reflect the Company's current expectation regarding future events. These forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from those statements. Those risks and uncertainties include, but are not limited to, changing market conditions and other risks detailed from time to time in the Company's ongoing quarterly filings, annual information form, and annual reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events in this press release might not occur.

Contact:

     Contact:

     US Farms, Inc.

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     or 800-845-9133

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     or

     Investor Relations

     Jamie Dryer

     Flagler Communications

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